 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2005, except for the effect of Note 23 as to which the date is January 9, 2006, relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc., and our report dated March 16, 2005 relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K of CBL & Associates Properties, Inc. filed on January 10, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Atlanta, Georgia
January 18, 2006

31